Exhibit 10.1

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”), dated as of March 4, 2015, is by and among AbbVie Inc. (“Parent”), Oxford Amherst Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), and Robert W. Duggan (the “Stockholder”).

WHEREAS, each Subject Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of common stock, $0.0001 par value per share, of Pharmacyclics, Inc. (the “Company Common Stock”), a Delaware corporation (the “Company”), set forth opposite the name of such Subject Stockholder on Schedule I hereto;

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Purchaser, Oxford Amherst LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent, and the Company are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for Purchaser to commence a tender offer for all of the issued and outstanding shares of Company Common Stock (the “Offer”) and, following the completion of the Offer, the merger of Purchaser with and into the Company (the “First Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Stockholder.

The Stockholder hereby represents and warrants to Parent and Purchaser as follows:

(a) Each of the persons listed on Schedule I to this Agreement (each such person including the Stockholder, a “Subject Stockholder”) (i) is the record and beneficial owner of the shares of Company Common Stock (together with any shares of Company Common Stock which such Subject Stockholder may acquire at any time in the future during the term of this Agreement, the “Shares”) set forth opposite such Subject Stockholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, does not hold or have any beneficial ownership interest in any other shares of Company Common Stock or any performance based stock units, restricted stock, deferred stock units, option (including any granted pursuant to a Company Equity Plan), or warrant to acquire shares of Company Common Stock or other right or security convertible into or exercisable or exchangeable for shares of Company Common Stock.

(b) The Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been validly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Purchaser, constitutes the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(d) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder or the Stockholder’s assets are bound. The consummation by the Stockholder of the transactions contemplated hereby will not (i) violate any provision of any judgment, order or decree applicable to any Subject Stockholder or (ii) require any consent, approval, or notice under any statute, law, rule or regulation applicable to any Subject Stockholder other than (x) as required under the United States Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, other similar securities laws and the rules and regulations promulgated thereunder and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by any Subject Stockholder of any of its obligations under this Agreement.

(e) Except as set forth in Section 4, the Shares and the certificates, if any, representing the Shares owned by each Subject Stockholder are now, and at all times during the term hereof the Stockholder shall cause to be, held by such Subject Stockholder, by a nominee or custodian for the benefit of such Subject Stockholder or by the depository under the Offer, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights (other than community property interests), understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively, “Encumbrances”), except for (i) any such Encumbrances arising hereunder (in connection therewith any restrictions on transfer or any other Encumbrances have been waived by appropriate consent), (ii) any rights, agreements, understandings or arrangements which represent a financial interest in cash received upon sale of the Shares, and (iii) Encumbrances imposed by federal or state securities laws (collectively, “Permitted Encumbrances”).

SECTION 2. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to the Stockholder as follows:

(a) Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser, and constitutes the valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c) Neither the execution and delivery of this Agreement by each of Parent and Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby will result in a violation of, or a default under, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Purchaser is a party or by which either Parent or Purchaser or their respective assets are bound. The consummation by Parent and Purchaser of the transactions contemplated by this Agreement will not (i) violate any provision of any judgment, order or decree applicable to Parent or Purchaser or (ii) require any consent, approval or notice under any statute, law, rule or regulation applicable to either Parent or Purchaser, other than (x) filings under the Securities Act, Exchange Act, other similar securities laws and the rules and regulations promulgated thereunder and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Purchaser of any of their obligations under this Agreement.

SECTION 3. Tender of the Shares.

(a) The Stockholder hereby agrees that the Stockholder shall (and shall cause each other Subject Stockholder to) validly tender (and deliver any certificates evidencing) the Shares held by the applicable Subject Stockholder, or cause such Shares to be validly tendered, into the Offer promptly following, and in any event no later than the tenth (10th) business day following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement in accordance with the procedures set forth in the Offer Documents, free and clear of all Encumbrances (other than Permitted Encumbrances); provided that Parent and Purchaser agree that each Subject Stockholder may withdraw such Subject Stockholder’s Shares from the Offer at any time following the termination of this Agreement as otherwise provided pursuant to Section 7 hereof or upon the Offer being terminated in accordance with the terms of the Merger Agreement. For the avoidance of doubt, (x) no Subject Stockholder shall be required, for purposes of this Agreement, to exercise any unexercised Company equity award held by such Subject Stockholder and (y) no Subject Stockholder shall have any obligation under this Section 3(a) to tender (or caused to be tendered) any Shares into the Offer to the extent such shares constitute Company restricted stock awards or if that tender could cause such Subject Stockholder to incur liability under Section 16(b) of the Exchange Act.

(b) If the Offer is terminated or withdrawn by Purchaser or the Merger Agreement is terminated prior to the purchase of Shares in the Offer, Parent and Purchaser shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent and Purchaser, to promptly return all tendered Shares to the Subject Stockholders.

SECTION 4. Transfer of the Shares; Other Actions.

(a) Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 3 or Section 7) or in the Merger Agreement, the Stockholder shall not (and shall cause each other Subject Stockholder not to): (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, create or suffer to exist any Encumbrances (other than Permitted Encumbrances) on or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof or (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares.

(b) Notwithstanding the foregoing, each Subject Stockholder may make (a) Transfers of Shares by will or other transfers for estate planning purposes, to immediate family members, to a trust or other entity established for the benefit of such Subject Stockholder and/or for the benefit of one or more members of such Subject Stockholder’s immediate family, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer, (b) Transfers of up to 500,000 Shares in the aggregate with respect to all Subject Stockholders to charitable organizations, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer; and (c) Transfers of Shares as Parent may otherwise agree in writing in its sole discretion.

(c) Upon receipt of payment in full for all of each Subject Stockholder’s Shares pursuant to the Merger Agreement, the Stockholder agrees (and shall cause such Subject Stockholders to agree) that any and all rights incident to such Subject Stockholder’s ownership of Shares (including any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholder of the Company), including but not limited to rights arising out of such Subject Stockholder’s ownership of Shares prior to the transfer of such Shares to Purchaser or Parent pursuant to the Offer or pursuant to the Merger Agreement, shall be transferred to Purchaser and Parent upon the transfer to Purchaser or Parent of such Subject Stockholder’s Shares.

SECTION 5. No Limitations in Capacity as Director or Officer. Nothing contained in this Agreement shall be deemed to restrict the Stockholder from the exercise of his fiduciary duties in accordance with applicable Law in his capacity as a member of the board of directors of the Company or as an officer of the Company.

SECTION 6. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable to carry out all of the provisions hereof, including all of the parties’ obligations under this Agreement.

SECTION 7. Termination.

(a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest to occur of the following:

(i) termination of the Merger Agreement for any reason;

(ii) the Effective Time;

(iii) such date and time as (A) any amendment or change to the Merger Agreement or the Offer is effected without the Stockholder’s consent that decreases the amount, or changes the form or (except with respect to extensions of the Offer in accordance with the terms of the Merger Agreement) timing, of consideration payable to all of the stockholders of the Company pursuant to the terms of the Merger Agreement, or (B) any amendment, change or waiver to the Merger Agreement is effected without the Stockholder’s consent that materially and adversely affects the Stockholder; or

(iv) the mutual written consent of Parent and the Stockholder.

(b) Sections 8 and 11(e) hereof shall survive the termination of this Agreement.

SECTION 8. Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

SECTION 9. Public Announcements. The Stockholder, on behalf of itself and each other Subject Stockholder, consents to and authorizes the publication and disclosure by the Company of each Subject Stockholder’s identity and ownership of the Shares and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, in any press release, any Current Report on Form 8-K, the Offer Documents, the Form S-4, and any other disclosure document in connection with the Merger Agreement; provided, that the Company shall provide the Stockholder with the opportunity to review and comment upon such publication or disclosure prior to its release. Parent and Purchaser hereby consent to and authorize the publication and disclosure by the Stockholder of the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that the Stockholder reasonably determines in its good faith judgment is required to be disclosed by Law, including in any Schedule 13D/A filing.

SECTION 10. Adjustments. In the event that, between the date of this Agreement and the Effective Time, (a) the number of issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or (b) each Subject Stockholder shall become the beneficial owner of any additional shares of Company Common Stock, then the terms of this Agreement shall apply to the shares of Company Common Stock held by such Subject Stockholder immediately following the effectiveness of the events described in clause (a) or such Subject Stockholder becoming the beneficial owners thereof as described in clause (b), as though, in either case, they were Shares hereunder.

SECTION 11. Miscellaneous.

(a) Certain Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Stockholder or any Subject Stockholder, to:

Robert W. Duggan

c/o Pharmacyclics, Inc.

995 E. Arques Avenue

Sunnyvale, California 94085-4521

Facsimile: (408) 774-0340

with a copy to:

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert T. Ishii and Denny Kwon

Facsimile: (415) 947-2099

If to Parent or Purchaser, to:

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064-6400

Attention: Laura J. Schumacher, Executive Vice President,

Business Development, External Affairs and General

Counsel

Facsimile: (847) 935-3294

and with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy

David C. Karp

David K. Lam

Facsimile: (212) 403-2000

(c) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Counterparts. This Agreement may be executed manually or by facsimile by the parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

(e) Entire Agreement, No Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(f) Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(ii) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 11(f) in the manner provided for notices in Section 11(b). Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

(iii) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND OTHER TRANSACTIONS CONTEMPLATED HEREBY . EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(F).

(iv) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any party in accordance with their specific terms or were otherwise breached by such party. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 7, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions of this Agreement against the other party, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Prior to the termination of this Agreement pursuant to Section 7, each party hereby agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

(g) Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(h) Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner.

(i) Modification or Amendment. Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(k) No Recourse. Parent and Purchaser agree that no Subject Stockholder (in his capacity as a stockholder of the Company) will be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.

(l) No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Subject Stockholders, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct any Subject Stockholder in the voting of any of the Shares, except as otherwise provided herein.

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IN WITNESS WHEREOF, Parent, Purchaser and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

ABBVIE INC.

By:	/s/ William J. Chase
Name: William J. Chase
Title: Chief Financial Officer and Executive Vice President

OXFORD AMHERST CORPORATION

By:	/s/ William J. Chase
Name: William J. Chase
Title: President

THE STOCKHOLDER:

By:	/s/ Robert W. Duggan
Name: Robert W. Duggan

SCHEDULE I

Name and Address	Company Common Stock	Vested Options	Unvested Options	Restricted Stock	Performance Based Stock Units	Deferred Stock Units	Warrants
Robert W. Duggan c/o Pharmacyclics, Inc. 995 E. Arques Avenue Sunnyvale, California 94085-4521 Facsimile: (408) 774-0340	11,844,210	0	0	0	0	0	0
Patricia J Duggan c/o Pharmacyclics, Inc. 995 E. Arques Avenue Sunnyvale, California 94085-4521 Attention: Robert W. Duggan Facsimile: (408) 774-0340	1,020,756	0	0	0	0	0	0
Blazon Corp. c/o Pharmacyclics, Inc. 995 E. Arques Avenue Sunnyvale, California 94085-4521 Attention: Robert W. Duggan Facsimile: (408) 774-0340	5,421	0	0	0	0	0	0
Multiaccess Computing Corp. c/o Pharmacyclics, Inc. 995 E. Arques Avenue Sunnyvale, California 94085-4521 Attention: Robert W. Duggan Facsimile: (408) 774-0340	308,784	0	0	0	0	0	0

Total:	13,179,171	0	0	0	0	0	0